DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                 DENBURY RESOURCES INC. ANNOUNCES PRICING OF
                 $225 MILLION SENIOR SUBORDINATED NOTES OFFERING

Press Release
Tuesday, March 18, 8:29 ET

     DALLAS, March 18, 2003 (BUSINESS WIRE) -- Denbury Resources Inc. (NYSE:DNR) ("Denbury" or the "Company") announced today that it has priced its private offering of $225 million of Senior Subordinated Notes due 2013, which will carry a coupon interest rate of 7.5%.

     The notes are being sold at 99.135% of their face amount. The Company expects to close the sale of the notes on March 23, 2003, subject to the satisfaction of customary closing conditions.

     Denbury plans to use the estimated net proceeds of approximately $218.5 million from the offering to refinance the Company's currently outstanding $125 million aggregate principal amount of 9% Senior Subordinated Notes Due 2003 and $75 million aggregate principal amount of 9% Series B Senior Subordinated Notes due 2003.

     Today Denbury called for redemption the full $200 million of these 9% notes, such redemption to take place on April 16, 2003, conditioned upon the closing of the sale of the new 7.5% Senior Subordinated Notes.

     The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

     This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including whether the sale of the notes will be closed.


CONTACT: Denbury Resources Inc., Dallas
Gareth Roberts (972) 673-2000
Phil Rykhoek (972) 673-2000
www.denbury.com